Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement 333-166961, 333-161803, 333-63403, 333-40064, 333-40066, 333-79791, 333-101110, 333-118756, 333-146049, 333-174336, 333-173020, 333-189301, 333-198413, 333-207396, and 333-211825 on Form S-8 and 333-198408 on Form S-3 of Nordstrom, Inc., of our report dated June 10, 2016, with respect to the statements of net assets available for benefits of the Nordstrom 401(k) Plan as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the related supplemental schedule as of December 31, 2015, appearing in this Annual Report (Form 11-K) of the Nordstrom 401(k) Plan.

/s/ Moss Adams LLP
Seattle, Washington
June 10, 2016